Exhibit 99.1

Sunrun Announces Appointment of John Trinta to its Board of Directors

SAN FRANCISCO, October 29, 2024 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced the appointment of John Trinta, former CEO of Deloitte Financial Advisory Services, as a member of the Company’s board of directors (the “Board”) and Audit Committee of the Board. Mr. Trinta brings nearly 40 years of expertise in tax and accounting, paired with a proven track record in driving strategic growth and leading organizations to new heights.

“It is with great excitement that I introduce John as the newest member of our Board. Having spent nearly four decades at Deloitte, he brings exceptional expertise in finance, accounting, and tax—critical skills as we navigate today’s complexities and continue to position ourselves as a market leader in the clean energy sector,” said Sunrun CEO Mary Powell. “Beyond his technical strengths, John’s leadership, strategic mindset, and ability to inspire teams set him apart. I’m confident that his insights will be a value add as we continue to execute on our margin-focused and disciplined growth strategy."

Mr. Trinta is a seasoned finance professional with a distinguished career in finance, accounting, and tax. From June 1998 to May 2020, Mr. Trinta held several executive positions at Deloitte, including as the CEO of Deloitte Financial Advisory Services, Deputy CEO of Advisory Services, Partner in Charge of Americas Financial Advisory Services, and Deputy National Managing Partner in Tax Services. He also served on Deloitte’s U.S. and Functional Global Board of Directors from 2003 to 2005. During his time at Deloitte, Mr. Trinta spearheaded Deloitte’s merger of Financial Advisory and Risk practices and co-led Deloitte’s purchase and integration of various tax and advisory businesses.

“I am excited to join Mary and the Sunrun Board as the Company continues to innovate and differentiate itself within the market by focusing on creating cleaner, reliable, and sustainable energy solutions for its customers," said Mr.Trinta. "I look forward to sharing my financial, accounting, and tax expertise with the entire Sunrun team and contributing to the mission of connecting people to the cleanest energy on earth.”

Mr. Trinta holds a Bachelor of Science degree in Business Administration with a concentration in accounting from California State University, Chico, and a Master of Science degree in Taxation from Golden Gate University.

About Sunrun
Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com.

Media Contact
Wyatt Semanek
Director, Corporate Communications
press@sunrun.com

Investor & Analyst Contact
Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com